                                                                          EX-1.1

                               DAIMLERCHRYSLER AG

                                     SATZUNG



I.    ALLGEMEINE BESTIMMUNGEN

PARAGRAPH 1 FIRMA, SITZ

Die unter der Firma DaimlerChrysler AG bestehende Aktiengesellschaft hat ihren Sitz in Stuttgart.

PARAGRAPH 2 GEGENSTAND

(1) Gegenstand des Unternehmens ist die unmittelbare oder mittelbare Taetigkeit auf dem Gebiet der Entwicklung, der Herstellung und des Vertriebs von Erzeugnissen und der Erbringung von Dienstleistungen, insbesondere in folgenden Geschaeftszweigen:

       -     Landfahrzeuge,
       - Wasser-, Luft- und Raumfahrzeuge sowie sonstige Erzeugnisse der Verkehrs-, Luftfahrt-, Raumfahrt- und Meerestechnik,
       -     Motoren und andere technische Antriebe,
       - Anlagen, Maschinen und Geraete fuer die Erzeugung, Uebertragung und Nutzung von Energie,
       -     elektrische und elektronische Geraete, Anlagen und Systeme,
       -     Kommunikations- und Informationstechnik, Unternehmensberatung,
       - Finanzdienstleistungen, Versicherungsvermittlungen, Media- und Messeaktivitaeten und
       -     Verwaltung und Entwicklung von Immobilien.

(2) Die Gesellschaft ist zu allen Handlungen und Massnahmen berechtigt, die der Erreichung des Gesellschaftszwecks dienen.

(3) Die Gesellschaft kann Zweigniederlassungen im In- und Ausland errichten sowie sich an anderen Unternehmen beteiligen. Die Gesellschaft kann Unternehmen erwerben oder sie veraeussern, sie unter einheitlicher Leitung zusammenfassen und Unternehmensvertraege mit ihnen schliessen oder sich auf die Verwaltung der Beteiligung beschraenken. Sie ist berechtigt, ihren Betrieb ganz oder teilweise in Beteiligungsunternehmen auszugliedern.

(4) Die Gesellschaft darf genehmigungsbeduerftige Finanzdienstleistungen sowie Bank- und Immobiliengeschaefte nicht unmittelbar selbst taetigen.


II.    GRUNDKAPITAL UND AKTIEN

PARAGRAPH 3 GRUNDKAPITAL

(1) Das Grundkapital der Gesellschaft betraegt EURO 2.608.506.703,40. Es ist eingeteilt in 1.003.271.809 auf den Namen lautende Stueckaktien.

(2) Der Vorstand ist ermaechtigt, das Grundkapital in der Zeit bis zum 30. April 2003 mit Zustimmung des Aufsichtsrats einmalig oder in Teilbetraegen um insgesamt bis zu EURO 255.645.940,60 (genehmigtes Kapital I) durch Ausgabe neuer auf den Namen lautender Stueckaktien gegen Bareinlagen zu erhoehen. Dabei ist den Aktionaeren ein Bezugsrecht einzuraeumen. Das Bezugsrecht der Aktionaere kann ausgeschlossen werden, soweit Spitzenbetraege auszugleichen sind. Das Bezugsrecht der Aktionaere kann ferner ausgeschlossen werden, soweit es erforderlich ist, um Inhabern von Optionsscheinen bzw. Inhabern von Wandelschuldverschreibungen, die von der Daimler-Benz Aktiengesellschaft oder ihren Tochtergesellschaften ausgegeben wurden oder zukuenftig von der DaimlerChrysler AG oder deren Tochtergesellschaften ausgegeben werden, ein Bezugsrecht auf neue Aktien in dem Umfang zu gewaehren, wie es ihnen nach Ausuebung der Options- oder Wandlungsrechte bzw. nach Erfuellung von Wandlungspflichten zustuende. Das Bezugsrecht kann schliesslich ausgeschlossen werden, soweit der auf die neuen Aktien entfallende Anteil am Grundkapital weder insgesamt zehn vom Hundert des zum Zeitpunkt der Eintragung dieses genehmigten Kapitals bestehenden Grundkapitals noch insgesamt zehn vom Hundert des im Zeit-punkt der Ausgabe der neuen Aktien bestehenden Grundkapitals uebersteigt und der Ausgabebetrag der neuen Aktien den Boersenpreis nicht wesentlich im Sinne der Paragraphen 203 Abs. 1 und 2, 186 Abs. 3 Satz 4 AktG unterschreitet.

(3) Der Vorstand ist ermaechtigt, das Grundkapital in der Zeit bis zum 30. April 2003 mit Zustimmung des Aufsichtsrats einmalig oder in Teilbetraegen um insgesamt bis zu EURO 25.564.594,06 (genehmigtes Kapital
       II) durch Ausgabe neuer auf den Namen lautender Stueckaktien gegen Bareinlagen zum Zwecke der Ausgabe von Belegschaftsaktien zu erhoehen. Dabei ist das Bezugsrecht der Aktionaere ausgeschlossen. Ueber den weiteren Inhalt der Aktienausgabe entscheidet der Vorstand mit Zustimmung des Aufsichtsrats.

(4) Das Grundkapital ist um bis zu EURO 300.000.000,00 bedingt erhoeht (bedingtes Kapital I). Die bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt wie

       a) die Inhaber bzw. Glaeubiger von Wandlungsrechten oder Optionsscheinen, die den von der DaimlerChrysler AG oder deren unmittelbaren oder mittelbaren Mehrheitsbeteiligungsgesellschaften aufgrund des Ermaechtigungsbeschlusses der Hauptversammlung vom 19. April 2000 bis zum 18. April 2005 auszugebenden Wandel- oder Optionsschuldverschreibungen beigefuegt sind, von ihren Wandlungs-bzw. Optionsrechten Gebrauch machen oder

       b) die zur Wandlung verpflichteten Inhaber bzw. Glaeubiger der von der DaimlerChrysler AG oder deren unmittelbaren oder mittelbaren Mehrheitsbeteiligungsgesellschaften aufgrund des
            Ermaechtigungsbeschlusses der Hauptversammlung vom 19. April 2000 bis zum 18. April 2005 auszugebenden Wandelschuldverschreibungen ihre Pflicht zur Wandlung erfuellen.

            Die neuen Aktien nehmen vom Beginn des Geschaeftsjahres an, in dem sie durch Ausuebung von Wandlungs- bzw. Optionsrechten oder durch Erfuellung von Wandlungspflichten entstehen, am Gewinn teil.

(5) Das Grundkapital ist um bis zu EURO 249.600.000,00 durch Ausgabe von bis zu 96.000.000 Stueck neuen auf den Namen lautenden Aktien der Gesellschaft bedingt erhoeht (bedingtes Kapital VI). Die bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, wie die Inhaber von Aktienoptionen, die aufgrund des Ermaechtigungsbeschlusses der Hauptversammlung vom 19. April 2000 bis zum 18. April 2005 von der DaimlerChrysler AG ausgegeben wurden, von ihrem Optionsrecht Gebrauch machen und die Gesellschaft zur Erfuellung der Optionsrechte keine eigenen Aktien gewaehrt. Die neuen Aktien nehmen ab dem Beginn des Geschaeftsjahres der Ausgabe am Gewinn teil.

(6) Das Grundkapital ist weiter um bis zu EURO 44.460.000,00 eingeteilt in bis zu 17.100.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,60, bedingt erhoeht (bedingtes Kapital II). Diese bedingte Kapitalerhoehung erfolgt zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft. Sie wird nur insoweit durchgefuehrt, als aufgrund der Ausuebung von Optionsrechten zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft aus der 4-1/8%-DM-Optionsanleihe von 1996/2003 der Daimler-Benz Capital (Luxemburg) AG ("DM-Optionsanleihe 1996/2003") und der Ausuebung von Wandlungsrechten und -pflichten zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft aus den nachrangigen 5-3/4%-DM-Inhaber-Teilschuldverschreibungen mit Pflichtwandlung von 1997/2002 der Daimler-Benz Aktiengesellschaft ("DM-Pflichtwandelanleihe 1997/2002") in der Zeit vom 1. Juli 1998 bis zum Wirksamwerden der Verschmelzung neue Stueckaktien der Daimler-Benz Aktiengesellschaft ausgegeben werden, die nicht vor Wirksamwerden der Verschmelzung in Aktien der Gesellschaft umgetauscht werden, und deshalb ueber die durch die unbedingte Kapitalerhoehung zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft geschaffenen Stueckaktien hinaus weitere Stueckaktien der Gesellschaft benoetigt werden, um alle bei Wirksamwerden der Verschmelzung vorhandenen Aktien aussenstehender Aktionaere der Daimler-Benz Aktiengesellschaft in Stueckaktien der Gesellschaft umzutauschen.

       Die neuen Aktien aus dem bedingten Kapital II nehmen, soweit sie fuer Aktien der Daimler-Benz Aktiengesellschaft aus der DM-Optionsanleihe 1996/2003 gewaehrt werden, vom Beginn des Geschaeftsjahres an am Gewinn teil, in das der Ausuebungstag faellt, soweit sie fuer Aktien der Daimler-Benz

       Aktiengesellschaft aus der DM-Pflichtwandelanleihe 1997/2002 gewaehrt werden, vom Beginn des Geschaeftsjahres an, in dem diese Aktien der Daimler-Benz Aktiengesellschaft ausgegeben werden. Falls die Verschmelzung mit der Daimler-Benz Aktiengesellschaft erst nach der ordentlichen Hauptversammlung der Daimler-Benz Aktiengesellschaft im Jahr 1999 in das fuer die Gesellschaft zustaendige Handelsregister eingetragen wird, sind die neuen Aktien abweichend von der vorstehenden Regelung erst ab dem 1. Januar 1999 gewinnberechtigt. Bei einer weiteren Verzoegerung der Eintragung ueber die ordentliche Hauptversammlung des Folgejahres hinaus verschiebt sich der Beginn der Gewinnberechtigung entsprechend der vorstehenden Regelung jeweils um ein Jahr.

(7) Das Grundkapital ist weiter um bis zu EURO 40.716.000,00, eingeteilt in bis zu 15.660.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,60, bedingt erhoeht (bedingtes Kapital III). Diese bedingte Kapitalerhoehung erfolgt zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft. Sie wird nur insoweit durchgefuehrt, als Inhabern der Wandelschuldverschreibungen aus der 5,9%-DM-Wandelanleihe von 1996/2006 der Daimler-Benz Aktiengesellschaft, aus der 5,3%-DM-Wandelanleihe von 1997/2007 der Daimler-Benz Aktiengesellschaft und der 4,4% Wandelanleihe von 1998/2008 der Daimler-Benz Aktiengesellschaft Wandlungsrechte zum Bezug von Aktien der Daimler-Benz Aktiengesellschaft zustehen und aufgrund der Ausuebung dieser Wandlungsrechte in der Zeit vom 1. Juli 1998 bis zum Wirksamwerden der Verschmelzung neue Stueckaktien der Daimler-Benz Aktiengesellschaft ausgegeben werden, die nicht vor Wirksamwerden der Verschmelzung in Aktien der Gesellschaft umgetauscht werden, und deshalb ueber die durch die unbedingte Kapitalerhoehung zur Durchfuehrung der Verschmelzung mit der Daimler-Benz Aktiengesellschaft geschaffenen Stueckaktien hinaus weitere Stueckaktien der Gesellschaft benoetigt werden, um alle bei Wirksamwerden der Verschmelzung vorhandenen Aktien aussenstehender Aktionaere der Daimler-Benz Aktiengesellschaft in Stueckaktien der Gesellschaft umzutauschen.

       Die neuen Aktien aus dem bedingten Kapital III nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in dem die Wandlung in Aktien der

       Daimler-Benz Aktiengesellschaft wirksam wird. Falls die Verschmelzung mit der Daimler-Benz Aktiengesellschaft erst nach der ordentlichen Hauptversammlung der Daimler-Benz Aktiengesellschaft im Jahr 1999 in das fuer die Gesellschaft zustaendige Handelsregister eingetragen wird, sind die neuen Aktien abweichend von der vorstehenden Regelung erst ab dem 1. Januar 1999 gewinnberechtigt. Bei einer weiteren Verzoegerung der Eintragung ueber die ordentliche Hauptversammlung des Folgejahres hinaus verschiebt sich der Beginn der Gewinnberechtigung entsprechend der vorstehenden Regelung jeweils um ein Jahr.

(8)    Das Grundkapital ist um bis zu EURO 44.460.000,00, eingeteilt in bis zu
       17.100.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,60, bedingt erhoeht (bedingtes Kapital IV). Diese bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, als die Inhaber von Options- und Wandlungsrechten aus der 4-1/8%-DM Optionsanleihe von 1996/2003 der Daimler-Benz Capital (Luxemburg) AG ("DM-Optionsanleihe 1996/2003") und aus den nachrangigen 5-3/4%-DM-Inhaber-Teilschuldverschreibungen mit Pflichtwandlung von 1997/2002 der Daimler-Benz Aktiengesellschaft ("DM-Pflichtwandelanleihe 1997/2002") von ihren Options- oder Wandlungsrechten nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft Gebrauch machen oder die zur Wandlung verpflichteten Inhaber der Wandelschuldverschreibungen aus der DM-Pflichtwandelanleihe 1997/2002 ihre Pflicht zur Wandlung nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft erfuellen. Die neuen Aktien aus der DM-Optionsanleihe 1996/2003 nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in das der Ausuebungstag faellt, die neuen Aktien aus der DM-Pflichtwandelanleihe 1997/2002 vom Beginn des Geschaeftsjahres an, in dem sie ausgegeben werden.

(9)    Das Grundkapital ist um bis zu EURO 40.716.000,00, eingeteilt in bis zu
       15.660.000 Stueck auf Namen lautende Stueckaktien mit einem auf diese Aktien entfallenden anteiligen Betrag des Grundkapitals von je EURO 2,60, bedingt erhoeht (bedingtes Kapital V). Diese bedingte Kapitalerhoehung wird nur insoweit durchgefuehrt, als Inhabern der Wandelschuldverschreibungen aus der 5,9%-DM-Wandelanleihe von 1996/2006, aus der 5,3%-DM-

       Wandelanleihe von 1997/2007 und aus der 4,4%-Wandelanleihe von 1998/2008, die von der Daimler-Benz Aktiengesellschaft aufgrund der Ermaechtigung der Hauptversammlung vom 22. Mai 1996 in Verbindung mit der Ergaenzungsermaechtigung der Hauptversammlung vom 28. Mai 1997 begeben wurden, Wandlungsrechte zustehen und sie nach Wirksamwerden der Verschmelzung mit der Daimler-Benz Aktiengesellschaft von ihren Wandlungsrechten Gebrauch machen. Die neuen Aktien nehmen vom Beginn des Geschaeftsjahres an am Gewinn teil, in dem die Wandlung wirksam wird.

PARAGRAPH 4 AKTIENURKUNDEN

(1) Die Form und den Inhalt von Aktienurkunden, etwaigen Gewinnanteils- und Erneuerungsscheinen setzt der Vorstand mit Zustimmung des Aufsichtsrats fest. Das gleiche gilt fuer Schuldverschreibungen und Zinsscheine.

(2) Ein Anspruch der Aktionaere auf Verbriefung ihrer Aktien und Gewinnanteile ist ausgeschlossen, soweit dies gesetzlich zulaessig und nicht eine Verbriefung nach den Regeln einer Boerse erforderlich ist, an der die Aktie zugelassen ist. Die Gesellschaft ist berechtigt, Aktienurkunden auszustellen, die einzelne Aktien (Einzelaktien) oder mehrere Aktien (Sammelaktien) verkoerpern.


III.   DER VORSTAND

PARAGRAPH 5 ZUSAMMENSETZUNG

Der Vorstand besteht aus mindestens zwei Mitgliedern. Der Aufsichtsrat bestellt die Vorstandsmitglieder nach den Bestimmungen des Aktiengesetzes und des Mitbestimmungsgesetzes und bestimmt ihre Zahl.

PARAGRAPH 6 VERTRETUNG DER GESELLSCHAFT

Die Vertretung der Gesellschaft erfolgt durch zwei Vorstandsmitglieder oder ein Vorstandsmitglied gemeinschaftlich mit einem Prokuristen.

IV.    DER AUFSICHTSRAT

PARAGRAPH 7 ZUSAMMENFASSUNG, AMTSDAUER, NIEDERLEGUNG DES AMTS

(1) Der Aufsichtsrat besteht aus 20 Mitgliedern, von denen 10 Mitglieder durch die Aktionaere und 10 Mitglieder durch die Arbeitnehmer gewaehlt werden. Die Wahl erfolgt laengstens fuer die Zeit bis zur Beendigung der Hauptversammlung, die ueber die Entlastung fuer das vierte Geschaeftsjahr nach dem Beginn der Amtszeit beschliesst. Hierbei wird das Geschaeftsjahr, in dem die Amtszeit beginnt, nicht mitgerechnet. Die Hauptversammlung kann fuer Mitglieder der Aktionaere bei der Wahl eine kuerzere Amtszeit bestimmen.

(2) Jedes Mitglied des Aufsichtsrats kann sein Amt unter Einhaltung einer vierwoechigen Frist auch ohne wichtigen Grund durch schriftliche Mitteilung an den Vorsitzenden des Aufsichtsrats niederlegen. Der Vorsitzende des Aufsichtsrats oder im Falle einer Amtsniederlegung durch den Vorsitzenden sein Stellvertreter kann einer Kuerzung der Frist zustimmen.

(3) Die Amtszeit des ersten Aufsichtsrats endet mit Eintragung dieser Satzungsbestimmung in das Handelsregister der Gesellschaft.


PARAGRAPH 8 DER VORSITZENDE DES AUFSICHTSRATS UND SEINE STELLVERTRETER

(1) Im Anschluss an die Hauptversammlung, in der die zehn Aufsichtsratsmitglieder der Aktionaere gewaehlt worden sind, findet eine Aufsichtsratssitzung statt, zu der es einer Einladung nicht bedarf. In dieser Sitzung waehlt der Aufsichtsrat nach dem Mitbestimmungsgesetz fuer die Dauer seiner Amtszeit aus seiner Mitte einen Vorsitzenden und einen Stellvertreter.

(2) Scheidet der Vorsitzende oder sein Stellvertreter vor Ablauf der Amtszeit aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.

PARAGRAPH 9 AUSSCHUESSE DES AUFSICHTSRATS

(1) Im Anschluss an die Wahl des Vorsitzenden des Aufsichtsrats und des Stellvertreters bildet der Aufsichtsrat zur Wahrnehmung der in Paragraph 31 Abs. 3 Mitbestimmungsgesetz genannten Aufgabe fuer die Dauer seiner Amtszeit einen Ausschuss, dem der Vorsitzende des Aufsichtsrats, sein Stellvertreter und zwei weitere Mitglieder angehoeren, von denen je eines von den Aufsichtsratsmitgliedern der Arbeitnehmer und der Aktionaere mit der Mehrheit der abgegebenen Stimmen gewaehlt werden.

(2) Scheidet eines der weiteren Mitglieder des in Abs. 1 genannten Ausschusses vorzeitig aus, wird unverzueglich ein Nachfolger des Ausgeschiedenen fuer dessen restliche Amtszeit gewaehlt.

(3) Fuer die Neuwahlen nach Abs. 2 gelten die gleichen Vorschriften wie fuer die Wahlen nach Abs. 1.

(4) Der Aufsichtsrat kann aus seiner Mitte Ausschuesse fuer besondere Aufgaben und Befugnisse bilden. Den Ausschuessen des Aufsichtsrats koennen auch, soweit gesetzlich zulaessig, entscheidende Befugnisse des Aufsichtsrats uebertragen werden. Fuer Beschlussfassungen in den Ausschuessen gelten Paragraph 10 Abs. 6 bis 8, soweit nicht zwingende gesetzliche Vorschriften entgegenstehen; Paragraph 10 Abs. 5 findet keine Anwendung.

PARAGRAPH 10 SITZUNGEN, BESCHLUESSE UND WILLENSERKLAERUNGEN DES AUFSICHTSRATS

(1) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - beruft die Sitzungen des Aufsichtsrats ein. Die Einberufung hat unter Einhaltung einer Frist von zwei Wochen schriftlich (auch per Telefax), fernschriftlich oder telegrafisch zu erfolgen. In ihr sind die einzelnen Gegenstaende der Tagesordnung so eindeutig anzugeben, dass bei der Sitzung abwesende Aufsichtsratsmitglieder von ihrem Recht der schriftlichen

       Stimmabgabe Gebrauch machen koennen. In dringenden Faellen kann die Einberufungsfrist bis auf drei Tage abgekuerzt werden.

(2) Ist ein Tagesordnungspunkt nicht ordnungsgemaess angekuendigt worden, darf hierueber nur beschlossen werden, wenn kein Aufsichtsratsmitglied widerspricht.

       Abwesenden Aufsichtsratsmitgliedern ist in einem solchen Fall Gelegenheit zu geben, binnen einer vom Vorsitzenden festzusetzenden angemessenen Frist der Beschlussfassung nachtraeglich zu widersprechen; der Beschluss wird erst wirksam, wenn die abwesenden Aufsichtsratsmitglieder innerhalb der Frist nicht widersprochen haben.

(3) Der Aufsichtsrat ist beschlussfaehig, wenn alle Mitglieder des Aufsichtsrats unter der zuletzt bekanntgegebenen Anschrift eingeladen wurden und mindestens zehn Aufsichtsratsmitglieder an der
       Beschlussfassung teilnehmen.

(4) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - leitet die Sitzung des Aufsichtsrats und bestimmt die Reihenfolge der Verhandlungsgegenstaende sowie die Art der Abstimmung.

(5) Sind bei einer Beschlussfassung nicht saemtliche Aufsichtsratsmitglieder anwesend und lassen die fehlenden Aufsichtsratsmitglieder nicht schriftliche Stimmabgaben ueberreichen, ist die Beschlussfassung auf Antrag von mindestens zwei anwesenden Aufsichtsratsmitgliedern zu vertagen. Im Fall einer Vertagung findet die erneute Beschlussfassung, sofern keine besondere Aufsichtsratssitzung einberufen wird, in der naechsten turnusmaessigen Sitzung statt. Ein nochmaliges Minderheitsverlangen auf Vertagung ist bei einer erneuten Beschlussfassung nicht zulaessig.

       Nimmt der Vorsitzende des Aufsichtsrats an der Sitzung teil oder befindet sich ein anwesendes Aufsichtsratsmitglied im Besitz seiner schriftlichen Stimmabgabe, findet der vorstehende Unterabsatz keine Anwendung, wenn bei der Beschlussfassung die gleiche Anzahl von Aufsichtsratsmitgliedern der Aktionaere und der Arbeitnehmer persoenlich anwesend ist oder durch schriftliche Stimmabgabe an der Beschlussfassung teilnimmt oder wenn eine etwaige Ungleichheit dadurch aufgehoben wird, dass sich einzelne Aufsichtsratsmitglieder nicht an der Beschlussfassung beteiligen.

(6) Die Beschluesse werden mit einfacher Mehrheit der abgegebenen Stimmen gefasst, soweit nicht gesetzlich andere Mehrheiten vorgeschrieben sind. Bei Feststellung des Abstimmungsergebnisses werden Stimmenthaltungen nicht mitgezaehlt.

       Ergibt eine Abstimmung Stimmengleichheit, so kann jedes
       Aufsichtsratsmitglied die zweite Abstimmung verlangen. Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - bestimmt, wann die Abstimmung wiederholt wird. Ergibt sich auch bei der zweiten Abstimmung Stimmengleichheit, hat der Vorsitzende des Aufsichtsrats zwei Stimmen.

(7) Abwesende Aufsichtsratsmitglieder koennen dadurch an der Beschlussfassung des Aufsichtsrats und seiner Ausschuesse teilnehmen, dass sie schriftliche Stimmabgaben durch andere Aufsichtsratsmitglieder ueberreichen lassen. Dies gilt auch fuer die zweite Stimme des Vorsitzenden des Aufsichtsrats.

(8) Der Vorsitzende des Aufsichtsratsrats - im Fall seiner Verhinderung sein Stellvertreter - kann einen Beschluss des Aufsichtsrats auch durch schriftliche (auch per Telefax), fernschriftliche oder telegrafische Abstimmung herbeifuehren, wenn kein Aufsichtsratsmitglied diesem Verfahren innerhalb einer vom Vorsitzenden bestimmten angemessenen Frist widerspricht.

(9) Der Vorsitzende des Aufsichtsrats - im Fall seiner Verhinderung sein Stellvertreter - gibt die Willenserklaerungen des Aufsichtsrats und seiner Ausschuesse ab und fuehrt deren Schriftwechsel.

(10) Ueber die Verhandlungen und Beschluesse des Aufsichtsrats sind Niederschriften anzufertigen, die vom Vorsitzenden zu unterzeichnen sind. Die Niederschrift ist allen Mitgliedern zuzuleiten.

PARAGRAPH 11 GEHEIMHALTUNGSPFLICHT DER AUFSICHTSRATSMITGLIEDER

Die Aufsichtsratsmitglieder haben Stillschweigen zu bewahren ueber vertrauliche Angaben und Geheimnisse der Gesellschaft, namentlich Betriebs- oder Geschaeftsgeheimnisse, die den Aufsichtsratsmitgliedern durch ihre Taetigkeit im Aufsichtsrat bekannt werden. Beabsichtigt ein Aufsichtsratsmitglied, Dritten Angaben insbesondere ueber Inhalt und Verlauf von Aufsichtsratssitzungen sowie vom Inhalt von Aufsichtsratsvorlagen und -beschluessen weiterzugeben, hat es vorher den Vorsitzenden des Aufsichtsrats zu unterrichten, um etwaige Meinungsverschiedenheiten ueber die Geheimhaltungspflicht zu beseitigen.

PARAGRAPH 12 AUFSICHTSRATSVERGUETUNG

Die Mitglieder des Aufsichtsrats erhalten neben dem Ersatz ihrer Auslagen - einschliesslich einer ihnen fuer die Aufsichtsratstaetigkeit zur Last fallenden Umsatzsteuer - eine feste, nach Ablauf des Geschaeftsjahres zahlbare Verguetung, die sich fuer das einzelne Mitglied auf EURO 51.129,19, fuer den Vorsitzenden auf den 2-fachen, fuer den Stellvertreter des Vorsitzenden auf den 1,5-fachen und fuer gewaehlte Mitglieder in Ausschuessen des Aufsichtsrats auf den 1,3-fachen Betrag beziffert. Darueber hinaus erhalten die Mitglieder des Aufsichtsrats fuer jede Aufsichtsratssitzung ein Sitzungsgeld von EURO 1.022,58.


V.     DIE HAUPTVERSAMMLUNG

PARAGRAPH 13 EINBERUFUNG DER HAUPTVERSAMMLUNG

(1) Die Hauptversammlung wird durch den Vorstand oder den Aufsichtsrat einberufen. Sie findet am Sitz der Gesellschaft oder an jedem anderen rechtlich nicht ausgeschlossenen Ort statt.

(2) Die Einberufung ist mindestens einen Monat vor dem Tag, bis zu dessen Ablauf sich die Aktionaere fuer die Versammlung anzumelden haben, bekanntzugeben; der Tag der Einberufung und der letzte Tag der Anmeldefrist sind hierbei nicht mitzurechnen.

PARAGRAPH 14 ORDENTLICHE HAUPTVERSAMMLUNG

Die Hauptversammlung, die ueber die Entlastung des Vorstands und Aufsichtsrats, die Verwendung des Bilanzgewinns, die Wahl des Abschlusspruefers und gegebenenfalls die Feststellung des Jahresabschlusses beschliesst (ordentliche Hauptversammlung), findet innerhalb der ersten acht Monate eines jeden Geschaeftsjahres statt.

PARAGRAPH 15 VORAUSSETZUNGEN FUER DIE TEILNAHME UND DIE STIMMRECHTSAUSUEBUNG

(1) Zur Teilnahme an der Hauptversammlung und zur Ausuebung des Stimmrechts werden die Aktionaere zugelassen, die am Tage der Hauptversammlung im Aktienbuch der Gesellschaft eingetragen sind und die sich nicht spaeter als am dritten Tage vor der Versammlung bei der Gesellschaft angemeldet haben.

(2) Der Aktionaer kann Stimmrechtsvollmacht in jeder gesetzlich zulaessigen Form erteilen.

PARAGRAPH 16 STIMMRECHT

Jede Aktie gewaehrt eine Stimme.

PARAGRAPH 17 VORSITZ IN DER HAUPTVERSAMMLUNG

(1) Den Vorsitz in der Hauptversammlung fuehrt der Vorsitzende des Aufsichtsrats oder im Fall seiner Verhinderung ein von ihm bestimmtes Mitglied des Aufsichtsrats, in Ermangelung einer solchen Bestimmung das von den Aufsichtsratsmitgliedern der Aktionaere gemaess Paragraph 27 Abs. 3 Mitbestimmungsgesetz gewaehlte Mitglied. Ist keiner von diesen erschienen oder zur Leitung der Versammlung bereit, wird der Versammlungsleiter durch den Aufsichtsrat gewaehlt.

(2) Der Vorsitzende leitet die Verhandlungen und bestimmt die Reihenfolge der Verhandlungsgegenstaende sowie die Art und Form der Abstimmung.

PARAGRAPH 18 BESCHLUSSFASSUNG

(1) Die Beschluesse der Hauptversammlung werden, soweit nicht zwingende Vorschriften des Aktiengesetzes etwas Abweichendes bestimmen, mit einfacher Mehrheit der abgegebenen Stimmen gefasst. Soweit das Aktiengesetz ausserdem zur Beschlussfassung eine Mehrheit des bei der Beschlussfassung vertretenen Grundkapitals vorschreibt, genuegt, soweit dies gesetzlich zulaessig ist, die einfache Mehrheit des vertretenen Kapitals.

(2) Bei Wahlen sind diejenigen Bewerber gewaehlt, welche die hoechsten Anzahl von Ja-Stimen auf sich vereinigen.

(3) Der Aufsichtsrat ist berechtigt, Aenderungen der Satzung, die nur die Fassung betreffen, zu beschliessen.



VI.    JAHRESABSCHLUSS UND VERWENDUNG DES BILANZGEWINNS

PARAGRAPH 19 GESCHAEFTSJAHR, RECHNUNGSLEGUNG

(1)    Das Geschaeftsjahr ist das Kalenderjahr.

(2) Der Vorstand hat in den ersten drei Monaten des Geschaeftsjahres den Jahresabschluss und den Lagebericht fuer das vergangene Geschaeftsjahr aufzustellen und dem Abschusspruefer vorzulegen. Unverzueglich nach ihrer Aufstellung hat der Vorstand den Jahresabschluss nebst Lagebericht dem Aufsichtsrat zugleich mit dem Vorschlag vorzulegen, den der Vorstand der Hauptversammlung fuer die Verwendung des Bilanzgewinns machen will.

PARAGRAPH 20 ABSCHLAGSZAHLUNG AUF DEN BILANZGEWINN

Der Vorstand ist - mit Zustimmung des Aufsichtsrats - ermaechtigt, nach Ablauf des Geschaeftsjahres auf den voraussichtlichen Bilanzgewinn einen Abschlag an die Aktionaere zu zahlen, wenn ein vorlaeufiger Abschluss fuer das vergangene Geschaeftsjahr einen Jahresueberschuss ergibt. Als Abschlag darf hoechstens die

Haelfte des Betrages gezahlt werden, der von dem Jahresueberschuss nach Abzug der Betraege verbleibt, die nach Gesetz oder Satzung in Gewinnruecklagen einzustellen sind. Ausserdem darf der Abschlag nicht die Haelfte des vorjaehrigen Bilanzgewinns uebersteigen.

PARAGRAPH 21 MASSSTAB FUER DIE GEWINNBETEILIGUNG DER AKTIONAERE

(1) Die Gewinnanteile der Aktionaere bestimmen sich nach ihren Anteilen am Grundkapital.

(2) Bei Ausgabe neuer Aktien kann eine andere Gewinnberechtigung festgesetzt werden.


VII.   BEKANNTMACHUNGEN

PARAGRAPH 22

Die Bekanntmachungen der Gesellschaft erfolgen durch Veroeffentlichung im Bundesanzeiger.


VIII.  GRUENDUNGSAUFWAND

PARAGRAPH 23

Die mit der Gruendung der Gesellschaft und der Eintragung im Handelsregister verbundenen Kosten und Steuern (insbesondere Notar- und Gerichtsgebuehren, Kosten der Veroeffentlichung, Steuern, Rechts- und Steuerberatungskosten, Gutachterkosten, Bankkosten) bis zum Betrag von insgesamt EURO 5.112,92 traegt die Gesellschaft.

                               DAIMLERCHRYSLER AG

                     Memorandum and Articles of Association


I.    General Provisions

Paragraph 1 Name, Registered Office

      The name of the corporation is DaimlerChrysler AG. The registered office of the corporation is in Stuttgart.

Paragraph 2 Purpose

(1) The general purposes for which the corporation is organized is to engage, directly or indirectly, in the business of development, production and sale of products and to render services, especially in the following lines of business:

      o     vehicles for use on land,
      o vehicles for use on water, aerospace vehicles, and other products in the fields of transport, aerospace and marine technology,
      o     engines and other propulsion systems,
      o plants, machinery and equipment for power generation, distribution and utilization,
      o     electrical and electronic equipment, machinery and systems,
      o     communication and information technology, business consultancy,
      o financial services of all kinds, insurance brokerage, and activities in the fields of media and trade fair operations, and
      o     management and development of real property.

(2) The corporation may take all actions and measures which are incidental to the foregoing or necessary or desirable in order to accomplish the foregoing purposes.

(3) The corporation may set up domestic and foreign subsidiaries and acquire interests in other companies. The corporation may purchase, dispose of, bring under joint management and conclude intercompany agreements with other companies, or limit itself to the management of its interests in such companies. The corporation is authorized to spin-off its business operations in subsidiaries, either in whole or in part.

(4) The corporation may not engage directly in any financial services transactions or banking transactions and transactions with real property which are subject to licensing requirements.

II.   Capital Stock and Shares

Paragraph 3 Capital Stock

(1) The capital stock of the corporation amounts to EURO 2,608,506,703.40. It is allocated into 1,003,271,809 no par value registered shares.

(2) The Board of Management is authorized to increase the capital stock of the corporation in the period up to April 30, 2003 by a total of EURO 255,645,940.60 (Authorized Capital I) in a lump sum or in partial amounts, upon the approval of the Supervisory Board, by issuing new, no par value registered shares in exchange for cash contributions. Thereby, the shareholders are to be granted stock subscription rights. The issuance of stock subscription rights for the shareholders may be foregone to the extent that residual amounts or balances are required to be compensated. Moreover, the stock subscription rights of the shareholders may be suspended to the extent that subscription rights for new shares are required to be extended to holders of warrants or holders of convertible bonds or notes, which have been issued by Daimler-Benz Aktiengesellschaft or its subsidiaries previously, or are still to be issued by DaimlerChrysler AG or its subsidiaries in the future, in the amounts to which such holders would be entitled upon the exercise of their warrants or conversion rights or upon the fulfillment of their conversion obligations. Finally, the stock subscription rights may be suspended if the share in capital stock allocated to the new shares does not exceed a total of ten percent of the capital stock in existence at the registration date of this authorized capital, or a total of ten percent of the capital stock in existence at the issue date of the new shares, and providing that the issue price of the new shares is not significantly lower than the stock market price within the meaning ofss.ss.203 para 1, 203 para 2 and 186 para 3 sentence 4 of the German Stock Corporation Act (Aktiengesetz).

(3) The Board of Management is authorized to increase the capital stock of the corporation in the period up to April 30, 2003 by a total of EURO 25,564,594.06 (Authorized Capital II) in a lump sum or in partial amounts, upon the approval of the Supervisory Board, by issuing new no par value registered shares in exchange for cash contributions for the purpose of issuing employee shares. Thereby, the shareholders' subscription rights are to be suspended. The Board of Management shall determine the additional conditions of issuance of the shares upon the approval of the Supervisory Board.

(4) The capital stock of the corporation shall be conditionally increased by an amount not to exceed EURO 300,000,000.00 (Conditional Capital I). The conditional capital increase shall be undertaken only to the extent that

            a) the holders or creditors of option rights or conversion rights, attached to bonds or notes with warrants or convertible bonds or notes, to be issued or guaranteed by DaimlerChrysler AG or its majority-owned direct or indirect subsidiaries up to April 18, 2005, actually exercise their option or conversion rights in accordance with the enabling resolution passed at the Annual General Meeting held on April 19, 2000, or

            b) to the extent that holders who are obligated to convert their convertible bonds or notes, to be issued or guaranteed by DaimlerChrysler AG or its majority owned direct or indirect subsidiaries up to April 18, 2005, actually fulfill their conversion obligations in conformity with the enabling resolution passed at the Annual General Meeting held on April 19, 2000. The new shares shall be entitled to participate in the profits of the corporation as of the beginning of the financial year in which such shares come into existence due to the exercise of option and/or conversion rights or through the fulfillment of conversion obligations.

(5) The capital stock of the corporation shall be conditionally increased by an amount not to exceed EURO 249,600,000.00 through the issuance of up to 96,000,000 no par value registered shares (Conditional Capital VI). The conditional capital increase shall be undertaken only to the extent that the holders of option rights, issued by DaimlerChrysler AG in the period up to April 18, 2005 in conformity with the resolution passed at the Annual General Meeting held on April 19, 2000, actually exercise their options and the corporation does not grant any of its own shares in fulfillment of the options. The new shares shall participate in the profits of the corporation as of the beginning of the financial year of their issuance.

(6) Furthermore, the capital stock of the corporation shall be conditionally increased by up to EURO 44,460,000.00, to be allocated into up to 17,100,000 no par registered shares with a proportionate amount of capital stock of EURO 2.60 allotted to each share (Conditional Capital II).

      This conditional capital increase is for the purpose of consummating the merger with Daimler-Benz Aktiengesellschaft. It shall be undertaken only to the extent that, as a result of the exercise of option rights to purchase shares of Daimler-Benz Aktiengesellschaft, attached to the 4 1/8% DM-notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM-notes with warrants 1996/2003"), and of the exercise of conversion rights or conversion obligations for shares of Daimler-Benz Aktiengesellschaft, attached to the 5 3/4%-DM-subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM-mandatory convertible notes 1997/2002"), no par value shares of Daimler-Benz Aktiengesellschaft are issued in the period from July 1, 1998 up to the effective date of the merger, which are not exchanged against shares of the corporation prior to the effective date of the merger, thereby creating a need for additional no par value shares of the corporation, over and above the no par value shares created through the unconditional capital increase conducted for the consummation of the merger with Daimler-Benz Aktiengesellschaft to provide for the exchange all shares of outside shareholders of Daimler-Benz Aktiengesellschaft as of the effective date of the merger into no par value shares in the corporation.

      The new shares of Conditional Capital II, issued to facilitate the exchange for shares in Daimler-Benz Aktiengesellschaft created through the 1996/2003 DM notes with warrants, shall participate in the profits of the corporation as of the beginning of the financial year in which the "exercise date" falls. The new shares of Conditional Capital II, issued to facilitate the exchange for shares in Daimler-Benz Aktiengesellschaft, created through the 1997/2002 DM-mandatory convertible notes, shall participate in the profits of the corporation as of the beginning of the financial year of their issuance. In the event that the merger with Daimler-Benz Aktiengesellschaft is documented in the Commercial Register in the local jurisdiction of the corporation subsequent to the Annual General Meeting of Daimler-Benz Aktiengesellschaft in 1999, the new shares shall be entitled to participate in the profits of the corporation only as from January 1, 1999, notwithstanding the aforementioned provision. In the event that the aforesaid registration is further delayed until after the Annual General Meeting of the following year, commencement of participation in profits shall be deferred by one year, respectively, in accordance with the aforementioned provision.

(7) Furthermore, the capital stock shall be conditionally increased by up to EURO 40,716,000.00 divided up into up to 15,660,000 no par value registered shares with a proportionate amount of capital stock of EURO
      2.60 allotted to each share (Conditional Capital III). This conditional capital increase is for the purpose of the consummation of the merger with Daimler-Benz Aktiengesellschaft. It shall be undertaken only to the extent that the holders of the convertible bonds attached to the 1996/2006, 5.9% -DM-convertible bonds of Daimler-Benz Aktiengesellschaft, the 1997/2007, 5.3%-DM-convertible bonds of of Daimler-Benz Aktiengesellschaft, and the 1998/2008, 4.4%-DM-convertible bonds of Daimler-Benz Aktiengesellschaft, are entitled to conversion rights for shares of Daimler-Benz Aktiengesellschaft, and that as a result of the exercise of such conversion rights in the period from July 1, 1998 up to the effective date of the merger, new no par value shares of Daimler-Benz Aktiengesellschaft are issued, which have not been exchanged for shares of the corporation before the effective date of the merger, thereby creating a need for additional no par value shares of the corporation, over and above the no par value shares created through the unconditional capital increase for the consummation of the merger with Daimler-Benz Aktiengesellschaft, to facilitate the exchange of all shares of external shareholders of Daimler-Benz Aktiengesellschaft as of the effective date of the into no par value shares of the corporation.

      The new shares of Conditional Capital III shall participate in the profits of the corporation as of the beginning of the financial year in which the conversion into shares of Daimler-Benz Aktiengesellschaft becomes effective. In the event that the merger with Daimler-Benz Aktiengesellschaft is recorded in the Commercial Register (Handelsregister) in the local jurisdiction of the corporation after the date of the Annual General Meeting of Daimler-Benz Aktiengesellschaft in 1999, the new shares shall only be entitled to participate in the profits of the corporation as from January 1, 1999, notwithstanding the aforementioned provision. In the event that such registration is further delayed until after the Annual General Meeting of the following year, commencement of participation in profits shall be deferred by one year, respectively, in accordance with the aforementioned provision.

(8) The capital stock shall be conditionally increased by an additional EURO 44,460,000.00 allocated into up to 17,100,000 no par value registered shares with a proportionate amount of capital stock of EURO 2.60 allotted to each share (Conditional Capital IV). This conditional capital increase shall be undertaken only to the extent that the holders of warrants and conversion rights, attached to the 4 1/8%-DM-notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM-notes with warrants 1996/2003") and to the 5 3/4%-DM-subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM-mandatory convertible notes 1997/2002"), exercise their option or conversion rights after the effective date of the merger with Daimler-Benz Aktiengesellschaft, or to the extent that holders who are obligated to convert their convertible notes attached to the 1997/2002 DM-mandatory convertible notes fulfill their obligation to convert such notes after the effective date of the merger with Daimler-Benz Aktiengesellschaft. The new shares created through the 1996/2003 DM notes with warrants shall participate in the profits of the corporation as of the beginning of the financial year in which the "day of exercise" falls, the new shares created through the 1997/2002 DM-mandatory convertible notes as of the beginning of the financial year in which they are issued.

(9) The capital stock shall be conditionally increased by EURO 40,716,000.00, allocated into up to 15,660,000 no par value registered shares with a proportionate amount of capital stock of EURO 2.60 allotted to each share (Conditional Capital V). This conditional capital increase shall be undertaken only to the extent that the holders of the convertible bonds attached to the 5.9%-DM-convertible bonds of 1996/2006, to the 5.3% -DM-convertible bonds of 1997/2007, and to the 4.4%-DM-convertible bonds of 1998/2008, issued by Daimler-Benz Aktiengesellschaft upon the authorization of the Annual General Meeting of May 22, 1996, in conjunction with the supplementary authorization of the Annual General Meeting held on May 28, 1997, have conversion rights and exercise their conversion rights after the effective date of the merger with Daimler-Benz Aktiengesellschaft. The new shares shall participate in the profits of the corporation as of the beginning of the financial year in which the conversion goes into effect.

Paragraph 4 Share Certificates

(1) The form and contents of share certificates, dividend coupons and renewal coupons, if any, shall be determined by the Board of Management upon the approval of the Supervisory Board. The same shall apply to debentures and interest coupons.

(2) To the extent legally permissible and unless required under the rules of a stock exchange where the shares are listed, securitization of shareholders' rights to stock certificates and dividend coupons is disallowed. The corporation may issue share certificates, representing individual shares or global shares.


III. The Board of Management

Paragraph 5 Composition

The Board of Management shall be constituted of not less than two members. The Supervisory Board shall appoint the members of the Board of Management in accordance with the provisions of the Stock Corporation Act and the Codetermination Act (Mitbestimmungsgesetz) and shall determine their number at its discretion.

Paragraph 6 Representation of the Corporation

The corporation may be represented by two members of the Board of Management or by one member of the Board of Management jointly with one holder of general commercial power of attorney (Prokura)

IV. The Supervisory Board

Paragraph 7 Composition, Term of Office, Retirement

(1) The Supervisory Board shall consist of twenty members, of whom ten are to be elected by the shareholders and ten are to be elected by the employees. Each appointment shall be for a period ending no later than the close of the Annual General Meeting which ratifies the members' actions for the fourth financial year following the commencement of the term of office, without taking into consideration the financial year in which the aforesaid term of office commences. The Annual General Meeting may specify a shorter term of office for the members elected by the shareholders.

(2) Members of the Supervisory Board may resign from the Supervisory Board even without cause, by submitting four weeks' notice in writing to the Supervisory Board Chairman. The Chairman of the Supervisory Board, or in the event of the Chairman's resignation, his deputy may grant consent to a reduction of the notice period.

(3) The term of office of the first Supervisory Board shall expire upon the entry of this provision in the Commercial Register (Handelsregister).

Paragraph 8 Chairman and Deputy Chairman of the Supervisory Board

(1) Following the General Meeting at which the ten shareholders' representatives on the Supervisory Board are elected, a meeting of the Supervisory Board shall be convened without the need to issue an invitation. This Supervisory Board meeting shall appoint a Chairman and a Deputy Chairman of the Supervisory Board from its members for the duration of its term of office in conformity with the provisions of the Codetermination Act.

(2) If the Chairman or the Deputy Chairman resign before the expiration of their term of office, a successor shall be elected without delay for the remainder of the term.

Paragraph 9 Committees of the Supervisory Board

(1) Following the election of the Chairman and Deputy Chairman of the Supervisory Board, the Supervisory Board shall elect a committee for the duration of its term of office pursuant to its obligations under section 31, sub-section 3 of the Co-determination Act, which shall include the Chairman and the Deputy Chairman of the Supervisory Board and two additional members, one to be elected by the employees' representatives on the Supervisory Board from their members and one to be elected by the shareholders' representatives from their members, by a majority of the votes cast.

(2) In the event that one of the additional members of the aforementioned committee referred to in sub-clause 1 resigns prematurely, a successor shall be elected without delay for the remainder of the resigning member's term of office.

(3) Elections under the aforementioned sub-clause 2 shall be subject to the same regulations as elections under the aforementioned sub-clause 1.

(4) The Supervisory Board may form committees from its members entrusted with special duties or powers. To the extent permitted by law, the powers of the Supervisory Board to pass resolutions may also be exercised by such committees. For resolutions in the committees, clause 10, sub-clauses 6 to 8 shall apply, unless otherwise required by binding statutory provisions; clause 10, sub-clause 5 shall not apply.

Paragraph 10 Meetings, Resolutions and Statements of Intent of the Supervisory Board

(1) Meetings of the Supervisory Board shall be convened by the Chairman of the Supervisory Board or by his Deputy if the Chairman is unable to attend. Meetings shall be called in writing (including by telefax), by telex or by telegram, with a notice of two weeks. The individual items on the agenda shall be stated with sufficient clarity so as to allow the non-attending members of the Supervisory Board to make use of their right to vote by proxy. In urgent cases, the required notice of meeting may be shortened to three days.

(2) If due notice has not been given of an item on the agenda, a resolution may be passed only if no member of the Supervisory Board objects.

      Non-attending members of the Supervisory Board shall be given an opportunity to object to the resolution within a reasonable period of time, to be decided by the Chairman; the resolution shall only become effective if the non-attending members of the Supervisory Board do not raise any objections within the prescribed period.

(3) A quorum of the Supervisory Board shall be constituted when notices have been issued to all its members at their last known address and at least ten members of the Supervisory Board participate in passing the resolution.

(4) The Chairman of the Supervisory Board, or in his absence his Deputy, shall preside as Chairman of the Supervisory Board Meeting and decide the order of items on the agenda and the manner of voting.

(5) If the members of the Supervisory Board are not present in their entirety when a resolution is to be passed, and if those members not present do not vote by proxy, the passing of the resolution shall be postponed if at least two of the attending members so request. In the event of postponement and if a special meeting of the Supervisory Board is not convened, the resolution shall be deferred to the next regular meeting. A minority request for postponement shall be disallowed for the second resolution.

      If the Chairman of the Supervisory Board is present at the meeting, or if one of the attending members is in possession of his proxy, the aforementioned sub-clause shall not apply when the number of shareholders' representatives on the Supervisory Board attending in person or submitting a vote by proxy equals the number of employee representatives, or when an imbalance is offset by the voting abstention of certain Supervisory Board members.

(6) Resolutions shall be passed by a simple majority of votes cast unless other forms of majority are required by law. Abstentions shall not be counted in determining the outcome of the vote.

      In the event of an equality of votes, any member of the Supervisory Board may request that a second vote be conducted. The Chairman, or in his absence, the Deputy Chairman shall decide when the vote is to be repeated. If the second vote also results in an equality of votes, the Chairman of the Supervisory Board shall be given an additional casting vote.

(7) Members of the Supervisory Board who are not present may participate in a resolution of the Supervisory Board and its committees by submitting a proxy via other members. This shall also apply to the additional casting vote of the Supervisory Board Chairman.

(8) The Chairman of the Supervisory Board, or in his absence, the Deputy Chairman may also arrange for the voting on a resolution of the Supervisory Board to be in writing (including by telefax), by telex or by telegram, if no member of the Supervisory Board objects to this procedure within an appropriate period of time, to be decided by the Chairman.

(9) The Chairman of the Supervisory Board, or in his absence, the Deputy Chairman shall issue the statements of intent of the Supervisory Board and its committees and conduct their correspondence.

(10) Minutes of the Supervisory Board's discussions and resolutions shall be issued and signed by the Supervisory Board Chairman. The minutes shall be forwarded to all members.

Paragraph 11 Duty of Confidentiality of Members of the Supervisory Board

The members of the Supervisory Board shall be bound to secrecy in respect of confidential information and secrets of the corporation, in particular business or trade secrets which become known to members of the Supervisory Board through their activities on the Supervisory Board. If a member of the Supervisory Board intends to pass on information to third parties, particularly about the proceedings of a Supervisory Board meeting or the contents of documents and resolutions of the Supervisory Board, he shall give prior notice to the Chairman of the Supervisory Board to alleviate any possible differences of opinion in construing the duty of secrecy.

Paragraph 12 Remuneration of the Supervisory Board

The members of the Supervisory Board shall be reimbursed for their expenses (including the costs of any value added tax incurred by them in the performance of their office) and receive fixed remuneration payable after the financial year-end. The remuneration shall amount to EURO 51,129.19, for the individual member, twice this amount for the Chairman, 1.5 times this amount for the Deputy Chairman, and 1.3 times this amount for members elected to committees of the Supervisory Board. Furthermore, the members of the Supervisory Board shall receive a flat fee of EURO 1,022.58 for each meeting of the Supervisory Board.

V.    The Annual General Meeting

Paragraph 13 Convening of General Meetings

(1) The Annual General Meeting shall be convened by the Board of Management or the Supervisory Board. The Annual General Meeting shall be held at the registered office of the corporation or at any other location not prohibited by law.

(2) Notice of the meeting shall be given at least one month prior to the final deadline for shareholder registration for the Annual General Meeting. The notice period shall be calculated without counting the day on which the notice is given and the last day of the registration period.

Paragraph 14 The Annual General Meeting

The Annual General Meeting which ratifies the actions of the Board of Management and the Supervisory Board, and approves the allocation of unappropriated profits, the appointment of auditors and, if applicable, the audited financial statements (Annual General Meeting), shall be held within the first eight months of each financial year.

Paragraph 15 Requirements for Participation and the Exercise of Voting Rights

(1) Those shareholders who are registered in the share register on the day of the Annual General Meeting and who have notified the corporation no later than on the third day before the Annual General Meeting shall be entitled to participate in the Annual General Meeting and to exercise their voting rights.

(2) The shareholder may submit his proxy authorization by any legally allowable means.

Paragraph 16 Voting Rights

Each share shall represent one vote.

Paragraph 17 Chairman of the Annual General Meeting

(1) The Chairman of the Supervisory Board shall preside as Chairman of the Annual General Meeting. In his absence, the Meeting shall be chaired by a member of the Supervisory Board appointed by the Chairman or, failing such appointment, the member elected by the shareholders' representatives on the Supervisory Board in accordance with Section 27 sub-section 3 of the Codetermination Act. If none of the aforementioned is present or none agrees to chair the meeting, the Chairman of the Meeting shall be elected by the Supervisory Board.

(2) The Chairman shall preside over the proceedings and decide the order of business and the manner of voting.

Paragraph 18 Resolutions

(1) Resolutions shall be passed at Annual General Meetings by a simple majority of votes cast, unless otherwise required by binding provisions of the Stock Corporation Act. If the Stock Corporation Act also requires that a resolution be passed by a majority of the capital stock represented at the Meeting, a simple majority of the capital represented shall suffice, unless otherwise required by law.

(2) Individuals nominated for an office shall be elected based on the highest number of yes votes actually submitted.

(3) Changes to the Memorandum and Articles of Association which merely affect the written form may be approved by resolution of the Supervisory Board.

VI.   Financial Statements and Allocation of Unappropriated Profits

Paragraph 19 Financial Year, Accounting

(1)   The financial year is the calendar year.

(2) The Board of Management shall prepare the financial statements and the Management Report for the previous financial year during the first three months of the financial year and submit them to the auditor. Upon preparation, the Board of Management shall immediately submit to the Supervisory Board the financial statements and management report together with the proposal for allocation of unappropriated profits which the Board of Management intends to submit before the Annual General Meeting.

Paragraph 20 Interim Distribution of Unappropriated Profits

Following the financial year-end, the Board of Management - with the approval of the Supervisory Board - may make an interim payment to the shareholders with respect to the foreseeable unappropriated profits, if the preliminary financial statements of the previous financial year indicate a profit for the year. The interim payment may not exceed one half of the unappropriated profit for the year remaining after deducting the amounts which are required to be transferred to retained earnings pursuant to law or to the Memorandum and Articles of Association. Furthermore, the interim payment shall not exceed one half of the previous year's unappropriated profit.

Paragraph 21 Criteria for Shareholders' Participation in Profits

(1) The dividends paid to shareholders shall be proportional to their shares in the stock capital of the corporation.

(2) When new shares are issued, a different entitlement to profits may be specified.

VII. Announcements

Paragraph 22

Announcements by the corporation shall be published in the Federal Gazette (Bundesanzeiger).

VIII. Expenses of Formation

Paragraph 23

Expenses and taxes incurred in connection with the formation of the corporation and its registration in the Commercial Register (in particular notary and court fees, expenses for announcements, taxes, legal and tax consultants' fees, assessors' fees, bank fees) shall be borne by the corporation up to an amount of EURO 5,112.92 in total.